Exhibit 99.2
TerraForm Power, Inc. Announces Pricing of $350 Million Private Placement of Common Stock

Beltsville, Maryland – November 21, 2014 — TerraForm Power, Inc. (“TerraForm Power”) today announced that it has entered into a definitive securities purchase agreement with certain eligible purchasers for the purchase of a total of 11,666,667 shares of its Class A common stock (the "Shares") for an aggregate purchase price of $350 million, or $30 per Share. TerraForm Power intends to use the net proceeds from this private placement to fund a portion of the purchase price payable by TerraForm Power in the previously announced acquisition by TerraForm Power, LLC of 521 MW of operating power assets from First Wind Holdings, LLC (the “Acquisition”).
The Shares are being offered and sold in this private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"). The Shares have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This press release does not constitute an offer to sell, or a solicitation of an offer to purchase, the Shares in any jurisdiction in which such offer or solicitation would be unlawful.

About TerraForm Power
TerraForm Power (Nasdaq: TERP) is a renewable energy leader that is changing how energy is generated, distributed and owned. TerraForm Power creates value for its investors by owning and operating renewable energy power plants. For more information about TerraForm Power, please visit: http://www.terraform.com.

Forward-Looking Statements
This communication contains forward-looking statements, including, but not limited to, statements regarding the completion and timing of the private placement, TerraForm Power’s planned use of any proceeds from the private placement and TerraForm Power’s ability to close the Acquisition. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as "will," "expect," "estimate," "anticipate," "forecast," "plan," "believe," and similar terms. Although TerraForm Power believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets. Any forward looking information presented herein is made only as of the date of this press release, and TerraForm Power does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Investor Relations / Media Contact
Investors/ Analysts:
Brett Prior
bprior@terraform.com
+1 (650) 889-8628

Media:
Bruce Dunbar
Bruce.dunbar@finsbury.com
+1 (646) 805-2070